Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Preliminary Prospectus of Albireo Pharma, Inc. for the registration of 5,311 shares of its common stock, and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Albireo Pharma, Inc., and the effectiveness of internal control over financial reporting of Albireo Pharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 6, 2020